Exhibit 99.1

From: Rick White (media)
          414-221-4444
          rick.white@we-energies.com

          Colleen Henderson (analysts)
          414-221-2592
          colleen.henderson@wisconsinenergy.com

August 5, 2004

Wisconsin Energy Reports Second Quarter, Six-Month Results

MILWAUKEE -- Wisconsin Energy Corporation (NYSE:WEC) today reported second quarter 2004 net income of $39 million or $0.32 per share, compared with net income of $49 million, or $0.42 per share, in the second quarter of 2003. The results are in line with the annual earnings guidance the company issued earlier this year.

Wisconsin Energy's second quarter results were affected by a planned refueling outage at the company's Point Beach Nuclear Plant, higher fuel and purchased power costs, increased benefit costs and reduced litigation recoveries. Expenses at the Point Beach Nuclear Plant were $21 million higher than in the second quarter of 2003 during which a refueling outage did not occur. This reduced earnings by almost $0.11 per share.

Last year, the normal refueling outage at Point Beach occurred in the fourth quarter. No additional refueling outages are scheduled for the remainder of this year.

Second quarter revenues from continuing operations were $716 million compared with $708 million in the same period a year earlier.

"We continued to manage our business effectively despite a longer than anticipated outage at our nuclear power plant" said Gale E. Klappa, Wisconsin Energy chairman, president and chief executive officer. "We're also pleased with the progress we've made in building a new natural gas-fired unit at Port Washington and the successful sale of WICOR Industries -- our pump and water systems business."

Year-to-date earnings through June 30, 2004 were $129 million, or $1.08 per share. The results compare with earnings of $141 million, or $1.20 per share, for the same period a year ago. Several factors affected the six-month results, including unfavorable weather, higher fuel and benefit costs and the timing and duration of the outage at the Point Beach Nuclear Plant.

Second quarter results also included $18 million, or $0.15 per share, from the company's pump and water systems business, which is reported as discontinued operations. Effective July 31, Wisconsin Energy closed on the sale of the business to Pentair, Inc. (NYSE:PNR) for $850 million plus the assumption by Pentair of approximately $25 million of outstanding debt.

In the third quarter, the company expects to record a gain of $1.00 to $1.05 per share or $120 to $125 million net of taxes, debt redemption costs, and fees on the sale of WICOR Industries. "We're very pleased with this result, "said Klappa. "But this single transaction needs to be viewed in the context of the nearly $90 million in net after tax losses that the company recorded on the sale of other businesses and the impairment of non-core assets over the past four years."

"We continue to strengthen our core business, execute our Power the Future plan, reduce debt and improve service to our customers," Klappa added. "In addition, the reactor head replacement project for both units at Point Beach is on track for next year. This will address a major cause of the recent extended outage at that plant."

Conference Call

A conference call is scheduled for 1 p.m. Central time on Thursday, Aug. 5, 2004. The presentation will review 2004 second quarter earnings and discuss the company's outlook for the future.

All interested parties, including shareholders, reporters and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing (800) 811-0667 up to 15 minutes before the call begins. There is no passcode required. Access may also be gained through the company's Web site (www.WisconsinEnergy.com) by clicking on the icon for the "Q2 Earnings Release and Conference Call." In conjunction with this earnings announcement, Wisconsin Energy has posted on its Web site detailed financial information on its second quarter performance. The materials will be available at 7 a.m. Central Time Aug. 5. An archive of the presentation will be available on the Web site after the call. A replay of the audio presentation will be available for one week after the call. Dial (888) 203-1112. The passcode is 635208

All earnings per share numbers listed in this news release are on a diluted basis.

Wisconsin Energy Corporation (NYSE:WEC), based in Milwaukee, is a Fortune 500 energy company serving more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and 990,000 natural gas customers in Wisconsin. The company's principal utilities are We Energies and Edison Sault Electric. The company's non-utility businesses include energy development, recycling and renewable energy and real estate development.

One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.WisconsinEnergy.com) has nearly 6,000 employees, 62,000 shareholders and approximately $10 billion of assets.

Forward-looking statements

Some matters discussed above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, business and competitive conditions in the deregulating and consolidating energy industry, in general, and, in particular, in the company's service territories; availability of the company's generating facilities; changes in purchased power costs; changes in coal or natural gas prices and supply availability and the ability to recover fuel and purchased power costs; varying weather conditions; risks associated with non-utility diversification; regulatory decisions; obtaining necessary regulatory approvals and investment capital to implement the growth strategy; equity and bond market fluctuations; foreign, governmental, economic, political and currency risks; and other cautionary factors described in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Wisconsin Energy Corporation's 10-K for the year ended December 31, 2003, and other factors described in the company's subsequent reports filed with the Securities and Exchange Commission.

Tables Follow

WISCONSIN ENERGY CORPORATION CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30

	2004	2003	2004	2003

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$716	$708	$1,782	$1,760

Operating Expenses
Fuel and purchased power	152	138	296	278
Cost of gas sold	129	143	515	539
Other operation and maintenance	256	230	511	474
Depreciation, decommissioning
and amortization	84	83	161	163
Property and revenue taxes	22	21	44	41

Total Operating Expenses	643	615	1,527	1,495

Operating Income	73	93	255	265

Other Income, Net	10	13	15	21

Financing Costs	50	55	105	107

Income From Continuing
Operations Before Income Taxes	33	51	165	179

Income Taxes	12	16	62	62

Income From Continuing Operations	21	35	103	117

Income From Discontinued
Operations, Net of Tax	18	14	26	24

Net Income	$39	$49	$129	$141

Earnings Per Share (Basic)
Continuing operations	$0.18	$0.30	$0.87	$1.01
Discontinued operations	0.15	0.12	0.22	0.20

Total Earnings Per Share (Basic)	$0.33	$0.42	$1.09	$1.21

Earnings Per Share (Diluted)
Continuing operations	$0.17	$0.30	$0.86	$1.00
Discontinued operations	0.15	0.12	0.22	0.20

Total Earnings Per Share (Diluted)	$0.32	$0.42	$1.08	$1.20

Weighted Average Common
Shares Outstanding (Millions)
Basic	118.0	116.7	118.2	116.4
Diluted	119.5	117.9	119.9	117.4

Dividends Per Share of Common Stock	$0.21	$0.20	$0.42	$0.40

WISCONSIN ENERGY CORPORATION SUMMARY OF CONSOLIDATED CONDENSED EARNINGS
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30

	2004	2003	2004	2003

	(Millions of Dollars)

Operating Income

Utility Energy Segment	$74	$91	$261	$271

Non-Utility Energy Segment	(1)	(2)	(4)	(8)

Corporate and Other	-	4	(2)	2

Total Operating Income	73	93	255	265

Other Income, Net	10	13	15	21

Financing Costs	50	55	105	107

Income From Continuing
Operations Before Income Taxes	33	51	165	179

Income Taxes	12	16	62	62

Income From Continuing Operations	21	35	103	117

Income From Discontinued
Operations, Net of Tax	18	14	26	24

Net Income	$39	$49	$129	$141

WISCONSIN ENERGY CORPORATION CONSOLIDATED CONDENSED BALANCE SHEETS

	(Unaudited)
	June 30, 2004	December 31, 2003

	(Millions of Dollars)
Assets

Property, Plant and Equipment
In Service	$8,436	$8,342
Accumulated depreciation	(3,140)	(3,021)

	5,296	5,321
Construction work in progress	422	296
Leased facilities, net	102	105
Nuclear fuel, net	68	78

Net Property, Plant and Equipment	5,888	5,800

Investments	947	951

Current Assets
Cash and cash equivalents	21	28
Accounts receivable	329	334
Accrued revenues	111	212
Materials, supplies and inventories	313	386
Assets held for sale	958	938
Other	159	168

Total Current Assets	1,891	2,066

Deferred Charges and Other Assets
Regulatory assets	662	613
Goodwill, net	442	442
Other	98	93

Total Deferred Charges and Other Assets	1,202	1,148

Total Assets	$9,928	$9,965

Capitalization and Liabilities

Capitalization
Common equity	$2,399	$2,359
Preferred stock of subsidiary	30	30
Long-term debt	3,067	3,571

Total Capitalization	5,496	5,960

Current Liabilities
Long-term debt due currently	469	166
Short-term debt	609	591
Accounts payable	228	249
Accrued liabilities	84	126
Liabilities held for sale	272	252
Other	136	83

Total Current Liabilities	1,798	1,467

Deferred Credits and Other Liabilities
Regulatory liabilities	884	887
Asset retirement obligations	750	732
Deferred income taxes - long-term	615	571
Other	385	348

Total Deferred Credits and Other Liabilities	2,634	2,538

Total Capitalization and Liabilities	$9,928	$9,965

WISCONSIN ENERGY CORPORATION CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30

	2004	2003

	(Millions of Dollars)
Operating Activities
Net income	$129	$141
Income from discontinued operations, net of tax	(26)	(24)
Reconciliation to cash
Depreciation, decommissioning and amortization	179	178
Deferred income taxes and investment tax credits, net	(5)	(11)
Working capital and other	217	79

Cash Provided by Operating Activities	494	363

Investing Activities
Capital expenditures	(255)	(307)
Other investing activities	40	(13)

Cash Used in Investing Activities	(215)	(320)

Financing Activities
Common stock issued (repurchased), net	(51)	23
Dividends paid on common stock	(49)	(47)
Change in debt, net	(186)	(9)
Other	-	(21)

Cash Used in Financing Activities	(286)	(54)

Change in Cash From Continuing Operations	(7)	(11)

Cash at Beginning of Period	28	35

Cash at End of Period	$21	$24

Supplemental Information - Cash Paid For
Interest (net of amount capitalized)	$116	$109
Income taxes (net of refunds)	$58	$101